Exhibit 99.1

Media Contact:

Marne Oberg

Analysts International Corporation

952.838.2867

moberg@analysts.com

Analysts International Corporation Announces Appointment of New CFO

MINNEAPOLIS — June 12, 2012 — Analysts International Corporation (AIC) (Nasdaq: ANLY), an information technology services company, today announced that it has appointed Lynn L. Blake, 45, as Senior Vice President and Chief Financial Officer, effective July 2, 2012. Blake replaces William R. Wolff who is leaving the company to pursue other interests.

“We are excited to have Lynn join AIC’s executive management team as we continue to execute our growth strategy and position AIC to be the leader in the IT staffing industry,” said Brittany McKinney, AIC president and CEO. “Lynn’s strong leadership and broad financial experience will be invaluable assets that will benefit AIC and our shareholders.”

“We thank Bill for his contributions,” McKinney added. Wolff will be available to the company to help in the transition.

Blake is a seasoned finance professional with more than 20 years of experience in both manufacturing and services companies across multiple industries. She brings a broad set of skills and experience in business planning, financial reporting, implementation of critical control processes and management of global finance organizations. For the past five years, Blake has served as the Vice President of Finance and Chief Accounting Officer at Entegris, Inc., an $800M global provider of products and materials used in advanced semi-conductor manufacturing. Prior to that, Blake served as Corporate Controller at MTS Systems Corporation, a global manufacturing company. She has also held a variety of senior financial and accounting positions at other companies including Carlson Companies, Gartner Institute, Cowles Media Corporation and Honeywell International, Inc.

Blake holds a Master of Business Administration degree from the University of Minnesota’s Carlson School of Management and is a CPA (inactive).

About Analysts International Corporation
Analysts International Corporation (AIC) is an IT services firm fully dedicated to the success and satisfaction of its clients. From IT staffing to project-based solutions, AIC provides a broad range of services designed to help businesses and government agencies drive value, control costs and deliver on the promise of a more efficient and productive enterprise. The Company offers a flexible, collaborative approach; clear industry perspective; and the breadth, scale and experience to deliver results. For more information, visit www.analysts.com.

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